Exhibit 10.22

SECOND AMENDMENT TO CREDIT AND SECURITY AGREEMENT

This Second Amendment to Credit and Security Agreement (“Amendment”) is entered into as of November 6, 2009, by and between REAL D, a California corporation (“Borrower”) and City National Bank, a national banking association (“CNB”).

RECITALS

A.            Borrower and CNB are parties to that certain Credit and Security Agreement, dated as of July 26, 2007, as amended by that certain First Amendment to Credit and Security Agreements dated as of August 18, 2009 (collectively, the “Credit Agreement”).

B.            Borrower and CNB desire to supplement and amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE,  the parties agree as follows:

1.                                      Definitions.  Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Credit Agreement.

2.                                      Amendments.  The Credit Agreement is amended as follows:

2.1                               Section 1.47 is amended in its entirety to provide as follows:

“1.47                  ‘Revolving Credit Commitment” means CNB’s commitment to make the Revolving Credit Loans in the aggregate principal amount outstanding at any one time of up to (a) Fifteen Million Dollars ($15,000,000.00) if the minimum number of Screens is less than 3,300, (b) Twenty Million Dollars ($20,000,000) if the minimum number of Screens equals or exceeds 3,300 but are less than 3,450, and (c) Twenty Five Million Dollars ($25,000,000.00) if the minimum number of Screens equals or exceeds 3,450.”

2.2                               New Sections 1.61 and 1.62 are added to the Credit Agreement to provide as follows:

“1.61  ‘Term Loan Fee’ is $100,000.00.

1.62   ‘Term Loan Commitment’ is $10,000,000.00.”

2.3                               Section 2.1 is amended in its entirety to provide as follows:

“2.1                         Revolving Credit Loans.  Subject to the terms of this Agreement, CNB agrees to make loans (“Revolving Credit Loans”) from time to time to Borrower, from the date of this Agreement up to but not including the Termination Date, at such times as Borrower may request, up to the amount of the Borrowing Base. The Revolving Credit Loans may be repaid and reborrowed at any time up to the Termination Date; provided, however, that the aggregate unpaid principal amount of outstanding Revolving Credit Loans will at no time exceed the Borrowing Base.

2.1.1                     Interest.  The Revolving Credit Loans will bear interest from disbursement until due (whether at stated maturity, by acceleration on otherwise) at an annual rate equal to, at Borrower’s option, either (a) for a Revolving LIBOR Loan (as defined below), the LIBOR Interest Rate plus four and one-quarter percent (4.25%), or (b) for a Revolving Prime Loan (as defined below), the fluctuating Prime Rate plus two and three-quarters percent (2.75%). Interest on the Loans and other charges incurred under this Agreement will accrue daily and be payable (a) except in respect of a Revolving LIBOR Loan, quarterly in arrears, commencing on October 1, 2009, and on the first day of January, April and July thereafter; (b) if a Revolving LIBOR Loan, on the last day of each Interest Period therefore and upon any prepayment thereof (to the extent accrued on the amount prepaid); and (c) at the Termination Date. A Revolving Credit Loan tied to the LIBOR Interest Rate is called a “Revolving LIBOR Loan,” and a Revolving Credit Loan tied to the Prime Rate is called a “Revolving Prime Loan.” A Revolving Credit Loan will be a Revolving Prime Loan any time it is not a Revolving LIBOR Loan.

2.1.3                     Payment for Amounts Exceeding Borrowing Base.  Borrower will, immediately upon demand, repay the amount by which the unpaid principal amount of Borrower’s Loan Account exceeds the amount CNB has agreed to lend under Section 2.1. The portion of the Revolving Credit Loans exceeding the Borrowing Base (“Overadvance”) will bear additional interest of three percent (3.0%) per year over the rate set forth in Section 2.1.1 for Revolving Prime Loans.”

2.4                               Sections 2.2.1 and 2.2.2 of the Credit Agreement are amended in their entirety to provide as follows:

“2.2.1               Procedure for LIBOR Loans.  Borrower may request that a Loan be a LIBOR Loan, if herein allowed (including conversion of a Prime Loan to a LIBOR Loan, or continuation of a LIBOR Loan as a LIBOR Loan upon the expiration of the Interest Period). Borrower’s request will be irrevocable, will be made to CNB, orally or in writing, no earlier than two (2) Business Days before and no later than 1:00 p.m. Pacific Time on the date the LIBOR Loan is to be made, and will specify the Interest Period, the amount of the LIBOR Loan, and such other information as CNB requests. If Borrower fails to select a LIBOR Loan in accordance herewith, the Loan will be a Prime Loan, and any LIBOR Loan will be deemed a Prime Loan upon expiration of the Interest Period.

2.2.2                     Availability of LIBOR Loans.  Notwithstanding anything herein to the contrary, each LIBOR Loan must be in the minimum amount of $500,000.00 and increments of $100,000.00. Borrower may not have more than five (5) Revolving LIBOR Loans outstanding and five (5) Term LIBOR Loans outstanding at any one time under this Agreement. Borrower may have Prime Loans and LIBOR Loans outstanding simultaneously.”

2.5                               Section 2.3.2 of the Credit Agreement is amended in its entirety to provide as follows:

“2.3.2. Mandatory Prepayment.  Subject to the provisions of Section 2.6, Borrower agrees that on the Initial Public Offering Date, or in the event of a

Change in Control, Borrower will repay in full the Obligations. In addition, if at any time the Backlog is less than three (3) times the outstanding aggregate principal balance of the Loans, Borrower shall prepay to CNB fifty percent (50%) of each Paid Admission Based Payment, Release Based Payment and Scheduled License Payment due and received by Borrower under License Agreements until such time as the Backlog equals or exceeds three (3) times the outstanding aggregate principal balance of the Revolving Credit Loans. All prepayments under this section shall be applied first to the Revolving Credit Loans outstanding and then to the outstanding balance of the Term Loan.”

2.6                               A new Section 2.7 is added to the Credit Agreement to provide as follows:

“2.7                         Term Loan.  No later than November 6, 2009, CNB agrees to make, upon Borrower’s request, a term loan (“Term Loan”) to Borrower in the amount of the Term Loan Commitment, the proceeds of which Term Loan shall be used by Borrower for working capital, capital expenditures and general corporate purposes, as well as to refinance existing indebtedness. The Term Loan will be evidenced by a promissory note (“Term Note”), consistent with the terms of this Agreement, in the form attached hereto as Exhibit B.

2.7.1                     Interest on Term Loan.  The Term Loan will bear interest from disbursement until due (whether at stated maturity, by acceleration on otherwise) at a rate equal to, at Borrower’s option, either (a) for a Term LIBOR Loan (as defined below), the LIBOR Interest Rate plus seven and one-half percent (7.5%) per year, or (b) for a Term Prime Loan (as defined below), the fluctuating Prime Rate plus five percent (5.0%) per year. Interest on the Term Loan will accrue daily and be payable (a) except in respect of a Term LIBOR Loan, quarterly in arrears, commencing on January 1, 2010, and on the first day of April, July and October thereafter; (b) if a Term LIBOR Loan, on the last day of each Interest Period therefore and upon any prepayment thereof (to the extent accrued on the amount prepaid); and (c) at the Termination Date. That portion of the Term Loan tied to the LIBOR Interest Rate is called a “Term LIBOR Loan,” and that portion of the Term Loan tied to the Prime Rate is called a “Term Prime Loan.” The Term Loan will be a Term Prime Loan any time it is not a Term LIBOR Loan.

2.7.2                     Payment of Term Loan.  Subject to the Mandatory Prepayment in Section 2.3.2 hereof, all unpaid principal and interest will be due and payable in full on December 31, 2010, or on the Termination Date, whichever first occurs.”

3.                                      Existing Agreement.  Except as expressly amended herein, the Credit Agreement shall remain in full force and effect, and in all other respects is affirmed.

4.                                      Conditions Precedent.  This Amendment shall become effective upon the fulfillment of all of the following conditions to CNB’s satisfaction:

4.1                               CNB shall have received this Amendment duly executed by Borrower;

4.2                               CNB shall have received a separate Continuing Guaranty from and executed by each of the Guarantors guarantying repayment of all Obligations of Borrower to CNB; and

4.3                               CNB shall have received the Term Loan Fee equal to $100,000.00.

5.                                      Counterparts.  This Amendment may be executed in any number of counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

6.                                      Governing Law.  This Amendment and the rights and obligations of the parties hereto shall be construed in accordance with, and governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

“Borrower”	REAL D,
a California corporation

	By:	/s/ Michael V. Lewis
Michael V. Lewis, Chairman and Chief
Executive Officer

“CNB”	City National Bank, a national
banking association

	By:	/s/ Aaron Cohen
Aaron Cohen, Senior Vice President